Exhibit 99.2

Dated 9 January 2020

(1)	THE COMPANY

(2)	THE HOLDER

WARRANT AGREEMENT relating to shares in LIMITLEX HOLDING LTD

LONDON

CONTENTS
Clause	Page

1.	Definitions and interpretation	1
2.	Constitution and form of warrants and certificates	5
3.	Exercise of Subscription Rights	6
4.	Allotment of Warrant Shares	6
5.	Deposit of Relevant ASPS Shares	7
6.	Restrictions regarding Relevant ASPS Shares	8
7.	Substitution of Escrow Relevant ASPS Shares	8
8.	Shortfall or excess in value of Relevant ASPS Shares	9
9.	Release of Escrow Relevant ASPS Shares upon a liquidation event or long stop date	9
10.	Adjustment Event	10
11.	Shareholders' agreement	10
12.	Rights of holders	10
13.	Undertakings	11
14.	Winding up of the company	11
15.	Warranties	11
16.	Transfer, nomination and register	12
17.	Amendment	12
18.	Replacement of certificates	12
19.	Counterparts; no originals	12
20.	Notices	13
21.	Third parties	13
22.	Governing law and jurisdiction	13

Schedule

1.	Form of Certificate	14
2.	Adjustments to warrant shares	16
3.	Warranties	17

i

THIS AGREEMENT is dated 9 January 2020 and made between:

(1)	LIMITLEX HOLDING LTD a company incorporated in England and Wales (company number 11206613) whose registered office is at 71-75 Shelton Street, Covent Garden, London WC2H 9JQ (the "Company"); and

(2)	SALT POND HOLDINGS, LLC a company incorporated in the US Virgin Islands whose registered office is at PO Box 1380 Kingshill, St. Croix, US Virgin Islands 00851-1380 (the "Original Holder").

BACKGROUND:

(A)
The Company, by resolution of the Directors passed on 9 January 2020 and a resolution of the Shareholders passed on 9 January 2020 and pursuant to the Articles, has authorised the issue of warrants to subscribe for the Warrant Shares on the terms set out in this Agreement.

(B)	The Holder has agreed to subscribe for the Warrant Shares on the terms set out in this Agreement.

IT IS AGREED that:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement and the Schedules the following expressions shall, unless the context requires otherwise, have the following meanings:

"Act" means the Companies Act 2006;

"Adjustment Event" means:

(a)
any return of capital, any allotment or issue of Shares or other securities of the Company by way of capitalisation of profits or reserves (including share premium account and any capital redemption reserve fund) to holders of Shares; or

(b)	any sub-division, consolidation or redesignation of Shares or the cancellation of any shares following a repurchase or redemption of Shares;

"Aggregate Relevant ASPS Shares Value" means the VWAP calculated at each date of the release to the Company of any Relevant ASPS Shares from the Escrow Account in accordance with Clause 3.4(b) multiplied by the number of Relevant ASPS Shares (irrespective as to whether any of those Relevant ASPS Shares have then been released from the Escrow Account);

"Articles" means the articles of association of the Company as amended from time to time;

"ASPS" means Altisource Portfolio Solutions S.A., a company with common stock  listed on Nasdaq;

"ASPS Stock" means common shares in ASPS;

"Associate" means in relation to any party that is a body corporate, any subsidiary, subsidiary undertaking or parent undertaking of that party and any subsidiary or subsidiary undertaking of any such parent undertaking;

"Auditors" means the auditors of the Company from time to time;

"Budget" means the annual budget of the Company including profit and loss, balance sheet and cashflow projections for the following financial year of the Company;

"Business Day" means a day (other than a Saturday or Sunday) when banks generally are open for the transaction of normal banking business in London and Malta;

"Certificate" means a certificate substantially in the form set out in Schedule 1 (Form of Certificate) evidencing the Subscription Rights and other rights from time to time vested in the Holder;

"Collateralised Warrants" means the rights to subscribe for 3,922 Ordinary Shares less such number of Ordinary Shares issued pursuant to the exercise of any Quarterly Warrants, as adjusted pursuant to Clause 10 (Adjustment Event) if relevant;

"Derivative Transaction" has the meaning given in Clause 6.1;

"Directors" means the directors of the Company from time to time;

"Disclosed" means fairly disclosed to the Holder in the Disclosure Letter with sufficient explanation and detail to enable the Holder to identify clearly the nature, scope and full implications of the matters disclosed;

"Disclosure Letter" means the letter in the agreed form from the Warrantors (as defined in the Subscription Agreement) to the Holder and the Investor (as defined in the Subscription Agreement) executed and delivered immediately prior to the execution of the Subscription Agreement;

"Early Discount Rate Percentage" means 380 minus the number of Warrant Shares issued pursuant to the exercise of any Quarterly Warrants at the time of the relevant subscription for which the Subscription Price is being calculated, divided by 3,922, expressed as a percentage;

"Encumbrance" means any mortgage, charge (fixed or floating), pledge, hypothecation or lien and any other arrangement or interest (whether by way of assignment, trust, title retention or otherwise) which has the effect of creating security or payment priority and any agreement to enter into any of the foregoing;

"End Date" has the meaning given in Clause 3.3 (Exercise of Subscription Rights);

"Equity Documents" means the Articles and the Shareholders' Agreement;

"Escrow Account" means the Account Control and Escrow Agreement account number 3K04071 with UBS Financial Services Inc.;

"Escrow Agreement" means the account control and escrow agreement made between UBS Financial Services Inc., the Holder and the Company dated the date of this Agreement;

"Escrow Relevant ASPS Shares" means the aggregate number of Relevant ASPS Shares which have not been released from the Escrow Account in accordance with Clause 3.4(b) (Exercise of Subscription Rights);

"Exchange Act" means the U.S. Securities and Exchange Act of 1934, as amended from time to time;

"Extraordinary Resolution" means a resolution (in writing or at a meeting of Holders) of the Holders of at least three-quarters of the Warrants;

"Fully Diluted Equity" means on any date of exercise, the Shares plus all other shares in the capital of the Company which would arise on the exercise in full of all rights (whether or not contingent and assuming full performance linked rights) to subscribe for Shares (including under this Agreement);

"Holder" means the Original Holder and any other person or persons in whose name the Warrant is registered in the Register;

"Investor" means System73 Global, LLC;

"Liquidation Event" has the meaning given in Clause 14.1 (Winding up of the Company);

"Long Stop Date" means the fifth anniversary from the date of this Agreement;

"Notice of Exercise" means the duly completed notice set out as the schedule to the Certificate for the relevant Warrant;

"Ordinary Shares" means ordinary shares of £0.10 each in the capital of the Company;

"Proposed Purchaser" has the meaning given in the Articles;

"Quarter Period" means the sequential three month periods in any calendar year;

"Quarterly Warrants" means the rights to subscribe for 380 Ordinary Shares, as adjusted pursuant to Clause 10 (Adjustment Event) if relevant;

"Register" means the register of Holders maintained pursuant to Clause 16.3 (Transfer, nomination and register);

"Relevant ASPS Shares" means 720,165 shares of ASPS Stock or such relevant units resulting from any reorganisation of the share capital of ASPS (or, if applicable, substituted security pursuant to Clause 7);

"Securities Act" means the U.S. Securities Act of 1933, as amended from time to time;

"Shareholders" means the holders of Shares from time to time;

"Shareholders' Agreement" means the shareholders' agreement dated on or around the date of this Agreement and made between the Investor, the Existing Shareholders and the Company (as such terms are defined in that agreement);

"Shares" means the issued shares of any class in the capital of the Company;

"Shortfall" has the meaning given to it in Clause 8 (Value of Relevant ASPS Shares);

"Shortfall Warrants" has the meaning given to it in Clause 8 (Value of Relevant ASPS Shares);

"Subscription Agreement" means the subscription agreement dated on or around the date of this Agreement and made between the Investor, the Existing Shareholders and the Company (as such terms are defined in that agreement);

"Subscription Price" means $3,952.70 discounted by the Early Discount Rate Percentage for each Warrant Share;

"Subscription Rights" means the rights conferred by a Warrant to subscribe for Warrant Shares;

"Transfer" means the transfer of either or both of the legal and beneficial ownership in a share and/or the grant of an option to acquire either or both of the legal and beneficial ownership in a share and the following shall be deemed (but without limitation) to be a Transfer of a share:

(a)	any direction (by way of renunciation or otherwise) by a shareholder entitled to an allotment or issue of any share that such share be allotted or issued to some person other than itself;

(b)
any sale or other disposition of any legal or equitable interest in any share (including any voting right attached thereto) and whether or not by the registered holder thereof and whether or not for consideration or otherwise and whether or not effected by an instrument in writing; and

(c)	any grant of a legal or equitable mortgage or charge over any share or a pledge;

"USD" or "$" means United States Dollars, being the lawful currency of the United States of America;

"Volume Weighted Average Price" means the volume weighted average price derived from Bloomberg and rounded to the nearest single decimal place;

"VWAP" means the Volume Weighted Average Price of each unit of the Relevant ASPS Shares for the three months prior to the relevant date of the release to the Company of such Escrow Relevant ASPS Shares;

"Warrant Shares" means the Ordinary Shares which will be created and issued on the exercise of the Subscription Rights in respect of the Collateralised Warrants/ Quarterly Warrants/Shortfall Warrants; and

"Warrants" means the warrants of the Company constituted by this Agreement including all Subscription Rights and other rights conferred by this Agreement.

1.2	In this Agreement:

(a)	references to "this Agreement" means this Agreement including the Background and the Schedules;

(b)	the clause, paragraph and Schedule headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction;

(c)	references to the parties, the Background, Schedules or Clauses are references respectively to the parties, the Background and Schedules to and clauses of this Agreement;

(d)
except where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part;

(e)
references to persons shall include bodies corporate, incorporated associations and partnerships, in each case whether or not having a separate legal personality, and include a reference to that person's legal personal representatives and successors;

(f)
references to statutory provisions, or enactments shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision or enactment (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision or enactment;

(g)	references to "USD" or "$" means dollars, being the lawful currency of the United States; and

(h)	words and expressions defined in the Articles, unless otherwise defined in this Agreement, have the same meaning when used in this Agreement.

2.	CONSTITUTION AND FORM OF WARRANTS AND CERTIFICATES

2.1
The Company creates the right, exercisable on the terms and subject to the conditions set out in this Agreement, for each Holder to subscribe at the Subscription Price for one Warrant Share for each Warrant that is held by that Holder.  The Company agrees with the Holders to comply with the provisions of this Agreement and specifically, but without limitation, to give effect to all Subscription Rights.

2.2
The Warrants shall be in registered form and shall be transferable in accordance with Clause 16.1 (Transfer, nomination and register).  The Warrants are issued subject to the Articles and otherwise on the terms of this Agreement which are binding upon the Company and each Holder and all persons claiming through them.

2.3	Entitlement to the Subscription Rights and other rights attaching to the Warrants held by a Holder shall be evidenced by the issue to the Holder of a Certificate.

3.	EXERCISE OF SUBSCRIPTION RIGHTS

3.1	Each Holder may exercise its Subscription Rights in whole or in part.

3.2	The Subscription Rights may be exercised at any time from the date of this Agreement until the Long Stop Date.

3.3
The Original Holder undertakes to exercise its Subscription Rights for at least 19 Warrant Shares resulting from the Quarterly Warrants, each at the $3,952.70, during each Quarter Period starting from the date of this Agreement until the earlier of (i) the Long Stop Date; or (ii) the date on which all of the Subscription Rights for the Collateralised Warrants have been exercised (the "End Date").

3.4	To exercise its Subscription Rights, a Holder must deliver the following items to the registered office of the Company:

(a)	the Certificate(s) for the Warrants in respect of which Subscription Rights are being exercised, with the Notice of Exercise duly completed;

(b)
in the case of the Collateralised Warrants (other than the Shortfall Warrants), , the letter of instruction under the Escrow Agreement in relation to the release to the Company of such number of Escrow Relevant ASPS Shares with a value equal to the aggregate Subscription Price for such number of Collateralised Warrants then being exercised, duly signed by the Holder; and

(c)
in the case of the Quarterly Warrants and the Shortfall Warrants, payment in cash for the aggregate Subscription Price for such number of Quarterly Warrants and Shortfall Warrants then being exercised,

provided that in order to release Escrow Relevant ASPS Shares to the Company pursuant to an exercise of its Subscription Rights, the Holder must be satisfied that the Company is, at such time, an "accredited investor" (within the meaning of Rule 501(a) under the Securities Act).

3.5	Delivery of the items specified in Clause 3.4 to the Company shall be an irrevocable election by the Holder to exercise the relevant Subscription Rights.

3.6
Upon the Holder delivering to the Company a letter of instruction under the Escrow Agreement in accordance with Clause 3.4(b), the Company shall duly counter-sign such letter of instruction and shall promptly, and in any event within two Business Days, deliver it to the Escrow Agent, with a copy to the Holder.

4.	ALLOTMENT OF WARRANT SHARES

4.1	The Company shall:

(a)
subject to Clause 4.1(b), allot and issue the Warrant Shares to those persons as may be nominated by the Holder in the relevant Notice of Exercise no later than seven days after that Notice of Exercise was delivered as provided in Clause 3.4 (Exercise of Subscription Rights);

(i)
if approved in writing by the Holder, allot and issue the Warrant Shares resulting from the exercise of the Quarterly Warrants to those persons as may be nominated by the Holder in the relevant Notice of Exercise no later than the end of the financial year of the Company in which that Notice of Exercise was delivered as provided in Clause 3.4 (Exercise of Subscription Rights);

(ii)	enter the allottee('s)(s') name(s) in the register of members of the Company as the holder(s) of the relevant Warrant Shares; and

(iii)	despatch at the Company's cost to the address(es) stipulated by the Holder in the Notice of Exercise, share certificate(s) in respect of the Warrant Shares issued.

4.2	Warrant Shares allotted pursuant to the exercise of Subscription Rights shall:

(a)	be allotted and issued fully paid;

(b)	rank pari passu in all respects from the effective date of issue with the Ordinary Shares of the Company then in issue;

(c)
be entitled to all dividends and distributions paid on any date or by reference to any date on or after the date of this Agreement, on which the relevant Notice of Exercise is lodged at the registered office in accordance with Clause 3.4 (Exercise of Subscription Rights); and

(d)	otherwise have the rights and privileges prescribed in the Articles.

4.3
If the number of Warrant Shares falling to be allotted to a Holder (or its nominee) would otherwise require a fraction of a Warrant Share to be allotted, the number of Warrant Shares to be allotted to that Holder (or its nominee) shall be rounded up to the nearest whole number of Warrant Shares.

5.	DEPOSIT OF RELEVANT ASPS SHARES

5.1
The Original Holder hereby agrees to deposit the Relevant ASPS Shares in the Escrow Account free from all Encumbrances (other than restrictions on the transfer and resale of the Relevant ASPS Shares arising under the Securities Act, due to Holder's possible control over ASPS) on or around the date of this Agreement. The Relevant ASPS Shares shall be deposited with all rights attaching to them as at the date of this Agreement or subsequently, including the rights to receive all dividends and other distributions declared, paid or made on or after the date of this Agreement.

5.2	The Original Holder covenants that it has the right to deposit the full legal and beneficial interest in the Relevant ASPS Shares on the terms set out in Clause 5.1.

5.3
The deposit of the Relevant ASPS Shares in accordance with Clause 5.1 shall be treated as a pre-payment of the satisfaction an amount equal to $14 million of the Subscription Price in accordance with Clause 3.4 (b) (Exercise of Subscription Rights).

5.4	The parties agree the Relevant ASPS Shares shall be held in escrow pursuant to the terms of the Escrow Agreement.

6.	RESTRICTIONS REGARDING RELEVANT ASPS SHARES

6.1	The Company undertakes and agrees with the Holder that up to and including the End Date:

(a)	it will retain its entire security (and any other interest it has) in the Escrow Relevant ASPS Shares and, it will not Transfer or agree to Transfer any interest in the Escrow Relevant ASPS Shares;

(b)
it will not enter into or agree to enter into any derivative transaction of any type whatsoever (including, without limitation, any swap, contract for differences, option, warrant, convertible securities or futures transaction or arrangement) (a "Derivative Transaction") in respect of, or referenced to, any Escrow Relevant ASPS Shares, whether any such transaction is settled by delivery of any of the Escrow Relevant ASPS Shares or other securities, in cash or otherwise; and

(c)	it will comply with the terms of the Escrow Agreement.

6.2
The Company undertakes and agrees with the Holder that following the Holder's release of Escrow Relevant ASPS Shares to the Company in accordance with Clause 3.4(b), it will not Transfer or agree to Transfer, or enter into or agree to enter into any Derivative Transaction in respect of, or referenced to, any Relevant ASPS Shares which have been released from the Escrow Account for a period of: (a) if ASPS is current in its Exchange Act reporting obligations, six months from the date of the Holder's release of those Relevant ASPS Shares in accordance with Clause 3; or (b) if ASPS is not current in its Exchange Act reporting obligations, until the earlier of: (i) the time at which ASPS is current in its Exchange Act reporting obligations; and (ii) one year from the date of the Holder's release of those Relevant ASPS Shares in accordance with Clause 3.

7.	SUBSTITUTION OF ESCROW RELEVANT ASPS SHARES

7.1
Subject to Clause 7.2 and 7.3, the Holder may, at any time, require that any or all of the Escrow Relevant ASPS Shares be released from the Escrow Account back to the Holder (or to its nominee) and the Company agrees to comply with any such request.

7.2
The release of any Escrow Relevant ASPS Shares in accordance with Clause 7.1 shall be subject to the Holder depositing such other form of security which is: (i) equal to or more than the same value; and (ii) capable of being realised to a similar or greater degree, as the Escrow Relevant ASPS Shares proposed to be released in substitution in place of the Escrow Relevant ASPS Shares.  The cost of any such substitution shall be borne by the Holder.

7.3
Prior to effecting any such substitution, the Holder must obtain the Company’s prior written consent, not to be unreasonably withheld or delayed, save that the Company’s prior written consent shall not be required if it the Holder is unable to release ASPS Shares to the Company pursuant to an exercise of its Subscription Rights because it is not satisfied that the Company is, at such time, an "accredited investor" (within the meaning of Rule 501(a) under the Securities Act).

7.4
The Escrow Relevant ASPS Shares to be released under Clause 7.1 shall be released to the Holder or its nominee free from all Encumbrances other than restrictions on the transfer and resale of the ASPS Shares arising under the Securities Act due to Holder's possible control over ASPS), together with all rights attaching to them as at the date of such release or subsequently.

7.5
The Company appoints any director of the Holder to be the Company's agent with full power to execute, complete and deliver, in the name of and on behalf of the Company, a letter of instruction under the Escrow Agreement in relation to the release of the Escrow Relevant ASPS Shares to the Holder (or its nominee) in accordance with Clause 7.1. The appointment is irrevocable and is given by way of security for the performance of the obligations of the Company's obligations under Clause 7.1 above.

8.	SHORTFALL OR EXCESS IN VALUE OF RELEVANT ASPS SHARES

If immediately prior to the time at which the Holder elects to exercise any of the  Collateralised Warrants:

(a)
the Aggregate Relevant ASPS Shares Value is less than $14 million, the Holder shall have the option to  elect in writing: (i) to pay  all or any part of the amount by which the Aggregate Relevant ASPS Shares Value is less than $14 million (the "Shortfall") in cash in return for the exercise of those Subscription Rights (the "Shortfall Warrants"); or (ii) to forfeit, in whole or in part, such number of Warrant Shares in respect of which the aggregate Subscription Price equals the Shortfall; or

(b)
the Aggregate Relevant ASPS Shares Value is more than $14 million, the Holder shall have the option to elect in writing to receive a release from the Escrow Account to the Holder (or its nominee) of such number of Escrow Relevant ASPS Shares equal to the amount by which the Aggregate Relevant ASPS Shares Value exceeds $14 million and the Company agrees to counter-sign a letter of instruction under the Escrow Agreement to release such Escrow Relevant ASPS Shares.

9.	RELEASE OF ESCROW RELEVANT ASPS SHARES UPON A LIQUIDATION EVENT OR LONG STOP DATE

9.1
Upon the earlier of: (i) an election having been made in accordance with Clause 14 (Winding up of the Company) by the Holder upon a Liquidation Event occurring; or (ii) the Long Stop Date, the Company shall release all Escrow Relevant ASPS Shares from the Escrow Agreement to the Holder (or its nominee) free from all Encumbrances (other than restrictions on the transfer and resale of the ASPS Shares arising under the Securities Act due to Holder's possible control over ASPS), together with all rights attaching to them as at the date of the release or subsequently.

9.2
The Company appoints any director of the Holder to be the Company's agent with full power to execute, complete and deliver, in the name of and on behalf of the Company, a letter of instruction under the Escrow Agreement in relation to the release of the Escrow Relevant ASPS Shares to the Holder (or its nominee) in accordance with Clause 8(b) and Clause 9.1. The appointment is irrevocable and is given by way of security for the performance of the obligations of the Company's obligations under Clause 8(b) and 9.1.

9.3
The parties agree that no Notice of Exercise is required to be given to effect any release in accordance with this Clause 9 and accordingly failure by the Holder to give any such notice shall not invalidate any such release.

10.	ADJUSTMENT EVENT

10.1
The Company will notify each Holder in writing as soon as reasonably practicable (and in any event within 10 Business Days) after the board of directors or general meeting of shareholders (whichever is the earlier) has resolved to implement an Adjustment Event (or, if no such resolution is required, after the Company became aware of such Adjustment Event) specifying the proposed date of the Adjustment Event and the nature of the event and, except with the sanction of an Extraordinary Resolution, the Company:

(a)	will not (to the extent that it is able not to do so) implement the Adjustment Event until at least 10 Business Days after such notice is given; and

(b)	will procure that the Auditors certify the appropriate adjustment in accordance with Schedule 2 (Adjustments to Warrant Shares).

10.2
Where the Adjustment Event referred to in a notice made by the Company pursuant to Clause 10.1 does not occur within 30 Business Days of the proposed date of the Adjustment Event specified in such notice, an additional notice by the Company pursuant to Clause 10.1 shall be required if the Company subsequently resolves to implement or becomes aware of such Adjustment Event.

10.3
Without prejudice to Clause 13.2 (Undertakings), the Company will not carry out any corporate reorganisation, conversion of share capital into any other company or merge with another company unless the Holders are satisfied that they would receive equal treatment to the holders of Ordinary Shares under such arrangement (and the Holders shall be entitled to obtain an opinion if they so wish, at the Company's expense, from the auditors of the Company confirming such equal treatment under such arrangement).

11.	SHAREHOLDERS' AGREEMENT

If the Shareholders' Agreement remains in force at the time of exercise by a Holder of any Subscription Rights, the Company's obligations under Clause 4.1 and Clause 4.2 (Allotment of Warrant Shares) shall be conditional upon that Holder entering into a deed agreeing to be bound by the Shareholders' Agreement as a party to it as an Investor (as defined in the Shareholders' Agreement) in a form required by that agreement or, if no particular form is so required, in such form as the Company reasonably requires.

12.	RIGHTS OF HOLDERS

12.1
While any Subscription Rights remain exercisable the Company will  provide to each Holder such documents and information as are provided to the Investor under clause 3 (Information rights) of the Shareholders' Agreement.

12.2	Each Holder shall have the right to attend and speak (but not, by virtue or in respect solely of holding Warrants, to vote) at all meetings of members of the Company.

13.	UNDERTAKINGS

13.1
The Company will procure that it has at all times the relevant powers and authorities (including pursuant to section 551 and section 570 of the Act) for the directors at any time to issue free from pre-emptive rights such number of shares in the capital of the Company as would enable the Warrant Shares to be issued to the Holders upon the exercise of their Subscription Rights in full.

13.2
For so long as any Subscription Rights remain outstanding, the Company will not, without the sanction of an Extraordinary Resolution, effect any of the matters referred to in Schedule 1 (Matters requiring Investor Consent) of the Shareholders' Agreement.

14.	WINDING UP OF THE COMPANY

14.1
If, at any time when any Subscription Rights are outstanding, an order is made or an effective resolution is passed for the winding up or dissolution of the Company or if any other dissolution of the Company by operation of law is to be effected (a "Liquidation Event"), then the Holder  may elect to have all the Escrow Relevant ASPS Shares released from the Escrow Account to the Holder, in exchange for cancellation of the Collateralised Warrants.

14.2
If the winding up or dissolution is for the purpose of implementing a reconstruction, amalgamation or unitisation pursuant to a scheme of arrangement sanctioned by an Extraordinary Resolution, the terms of the scheme of arrangement shall be binding on the Holders.

14.3
The Company shall without delay send to the Holders a written notice stating that such an order has been made or resolution has been passed or other dissolution is to be effected. A Holder may elect, by written notice to the Company, to be treated as if he had, immediately before the date of the making of the order or passing of the resolution or other dissolution, exercised all of its Subscription Rights.  On giving a notice under this Clause 14.3, a Holder shall be entitled to receive out of the assets which would otherwise be available in the liquidation to the holders of Shares, such a sum, if any, as he would have received had he been the holder of and paid for the Shares to which he would have become entitled by virtue of that exercise. Nothing contained in this Clause 14.3 has the effect of requiring a Holder to make any actual payment to the Company.

15.	WARRANTIES

The Company warrants to the Holders that:

(a)
the Board has been authorised pursuant to the Articles to execute this Agreement, issue the Warrants and to allot and issue the Warrant Shares in accordance with its terms and, pursuant to that authorisation, the Board may allot and issue the Warrant Shares free from any pre-emption rights;

(b)
immediately prior to the issue of the Warrants the following shares in the Company shall represent the entire issued share capital of the Company: and all of those shares in the capital of the Company in relation to which the Company has granted rights to subscribe or is otherwise required to create, allot or issue to issue at the date of this Agreement excluding the Warrant Shares:

14,085 Ordinary Shares

(c)
immediately after the issue of all the Warrant Shares the following shares in the Company shall represent the entire issued share capital of the Company and all of those shares in the capital of the Company in relation to which the Company has granted rights to subscribe or is otherwise required to create, allot or issue to issue at the date of this Agreement:

19,609 Ordinary Shares

(d)
other than pursuant to this Agreement, as at the date of this Agreement there is no agreement, arrangement or obligation requiring the creation, allotment or issue or grant to a person of the right (conditional or not) to require the allotment or issue of any shares in the Company (including, without limitation, any option or right of conversion); and

(e)
subject to the matters Disclosed, as at the date of this Agreement and immediately prior to the issue of any  Warrant Shares, the statements set out in Schedule 3 are and will be true, accurate and not misleading.

16.	TRANSFER, NOMINATION AND REGISTER

16.1	Each Warrant will be registered and will be transferable (in whole or in part) by instrument of transfer in any usual or common form.

16.2	A Holder may nominate any person to be the allottee of some or all of the Warrant Shares otherwise to be allotted to him.

16.3	The Directors shall maintain at the registered office of the Company a register of the Holders for the time being.

17.	AMENDMENT

The Company shall not, except with the sanction of an Extraordinary Resolution, agree with any of the Holders any alteration in any of the Warrants or any modification, alteration, abrogation or arrangement in respect of the rights of any of the Holders against the Company or of the Company against the Holders under this Agreement.

18.	REPLACEMENT OF CERTIFICATES

If a Certificate is mutilated, defaced, lost, stolen or destroyed, it shall be replaced at the Company's expense and on such terms as to evidence and indemnity as the Company may reasonably require.  A mutilated or defaced Certificate must be surrendered before a replacement is issued.

19.	COUNTERPARTS; NO ORIGINALS

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement. The exchange of a fully executed version of this Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement and no exchange of originals is necessary.

20.	NOTICES

Each notice to Holders required for the purposes of any provision of this Agreement shall be given in accordance with the Articles as if the Holders were members of the Company.

21.	THIRD PARTIES

No person who is not a Holder may enforce this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

22.	GOVERNING LAW AND JURISDICTION

22.1
This Agreement and the Warrants and any dispute or claim arising out of or in connection with them or their subject matter, whether of a contractual or non-contractual nature, shall be governed by and construed in accordance with the law of England and Wales.  The courts of England and Wales shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or the Warrants.

22.2	This Agreement is executed as a deed by the party and is delivered and takes effect on the date at the beginning of this Agreement.

EXECUTION:

The parties have shown their acceptance of the terms of this Agreement by executing it as a deed after the Schedules.

SCHEDULE 1
FORM OF CERTIFICATE

LIMITLEX HOLDING LTD
(Company no. 11206613)

WARRANT CERTIFICATE

Warrant Certificate Number [        ]

This is to certify that the person named below is a Holder for the purpose of the warrant agreement entered into by the Holder and the Company on [●] 2020 (the "Warrant Agreement") and has the right to subscribe at the Subscription Price for [●] Warrant Shares (as defined in the Warrant Agreement) specified below on the terms set out in the Warrant Agreement.

Holder

Name:

Address:

Date of Issue:

SIGNED as a deed by [●], Director, duly	)
authorised for and on behalf of	)
LIMITLEX HOLDING LTD	)
in the presence of:

Witness's signature:

Witness's name (in capitals):

Witness's address:

Notes:

1.
The Subscription Rights are transferable prior to exercise in whole or in part in accordance with the provisions of the Warrant Agreement.  In the case of a partial exercise, the Company will, within 10 Business Days, issue an updated Certificate in respect of the remaining Subscription Rights and deliver it to the Holder.

2.	All transfers must be accompanied by this Certificate.

3.	A copy of the Warrant Agreement may be obtained on request from the Company, Limitlex Holding Ltd, 71-75 Shelton Street, Covent Garden, London WC2H 9JQ.

4.	The "Exercise Notice" printed on the next page forms part of this Certificate.

SCHEDULE TO THE CERTIFICATE

Exercise Notice

To:	The Directors
Limitlex Holding Ltd
71-75 Shelton Street
Covent Garden
London WC2H 9JQ

Holder hereby provides notice to the Company of the following:

1.	Holder confirms the transfer back of all Escrow Relevant ASPS Shares and directs the Company to transfer in accordance with Clause 9 of the Warrant Agreement; or

2.	Holder elects to exercise the Subscription Rights in respect of [●] Collateralised Warrants/Quarterly Warrant Shares/Shortfall Warrants resulting in the issue of [●] Warrant Shares and:

(a)
in the case of the Collateralised Warrants, have paid by means of the release from the Escrow Account of [●] number of ASPS Shares with an Aggregate Relevant ASPS Shares Value of $[●], being the aggregate Subscription Price for [●] number of Collateralised Warrants being exercised; and

(b)	in the case of the Quarterly Warrants/Shortfall Warrants, have paid to the Company $[●] being the aggregate Subscription Price in respect of the Quarterly Warrants/Shortfall Warrants being exercised.

Holder agrees that the Warrant Shares are accepted subject to the Articles of Association of the Company.

Holder directs the Company to allot the Warrant Shares to be issued pursuant to this exercise in the following numbers to the following proposed allottees:

No of Shares	Name of Proposed Allottee	Address of Proposed Allottee

Share certificates should be sent to [include details]

Signed:

Print Name:

Address:

SCHEDULE 2
ADJUSTMENTS TO WARRANT SHARES

1.
If there is an Adjustment Event whilst any of the Warrants are outstanding, the number and nominal value of Warrant Shares to be, or capable of being, subscribed on any subsequent exercise of the Subscription Rights will be adjusted in such manner as the Auditors shall certify to be necessary in order that, after such adjustment the total number of Warrant Shares to be, or capable of being, subscribed on any subsequent exercise of the Subscription Rights conferred by the Warrants:

(a)
will carry as nearly as possible (and in any event not less than) the same proportion (expressed as a percentage of the total number of votes exercisable in respect of all the Warrant Shares) of the votes; and

(b)
will carry as nearly as possible (and in any event not less than) the same entitlement (expressed as a percentage of the total entitlement conferred by all the Warrant Shares) to participate in the profits and assets of the Company, as would the total number of Warrant Shares which could have been subscribed pursuant to the Subscription Rights conferred by the Warrants had there been no such adjustment and no such event giving rise to such adjustment.

SCHEDULE 3
WARRANTIES

The defined terms set out in this Schedule shall have the same meanings as given to them in the Subscription Agreement.

For the purposes of the Warranties set out in paragraphs 8 to 20 of this Schedule, references to the "Company" shall be deemed to extend both to the Company and the Subsidiary to the effect that each of the Warranties shall be deemed to be repeated (save where the context otherwise requires) in respect of the Subsidiary as if the expression the "Company" had been replaced by the Subsidiary throughout.

1.	SHARE CAPITAL AND AUTHORITY

1.1	The Existing Shareholders are the legal and beneficial owners of the number of Ordinary Shares set opposite their respective names in Schedule 2, Part 1.

1.2
All of the shares set out in Schedule 2, Part 1, are fully paid and comprise the entire issued share capital of the Company and following Second Completion, the shares set out in Schedule 2, Part 2 will comprise the entire issued share capital of the Company.

1.3
Other than as regards the rights to subscribe for Shares held by Salt Pond Holdings, LLC set out in Schedule 2, Part 3 pursuant to the terms of a warrant agreement dated the same day as this Agreement, none of the share capital of the Company is under option or subject to any mortgage, charge (fixed or floating), pledge, lien, security, interest or other third party right (including rights of pre-emption), no options, warrants or other rights to subscribe for new shares in the Company have been granted or agreed to and no dividends or other rights or benefits have been declared, made or paid or agreed to be declared, made or paid thereon.

1.4
The execution and delivery by the Warrantors of this Agreement and the documents referred to in it, and compliance with their respective terms, shall not breach or constitute a default under the Company's articles of association, or any other agreement or instrument to which any Warrantor is a party or by which any Warrantor is bound, and shall not constitute a breach under any order, judgment, decree or other restriction applicable to any Warrantor.

2.	THE GROUP STRUCTURE

2.1	There are no subsidiary undertakings of the Company.

2.2	Each Group Company has at all times carried on its business and affairs in all respects in accordance with its articles of association (or the relevant jurisdictional equivalent of such documents).

3.	INFORMATION

The information contained or referred to in the Introduction, Schedule 1 and Schedule 2 is true, complete and accurate and not misleading.

4.	BUSINESS PLAN

4.1
The Business Plan has been diligently prepared and each of the Warrantors, believes that, as at the date of this Agreement, it represents a realistic plan in relation to the future progress, expansion and development of the Business.

4.2	All factual information contained in the Business Plan was when given and is at the date of this Agreement true, complete and accurate in all material respects and not misleading.

4.3
The financial forecasts, projections or estimates contained in the Business Plan have been diligently prepared, are fair, valid and reasonable nor have they been disproved in the light of any events or circumstances which have arisen subsequent to the preparation of the Business Plan up to the date of this Agreement.

4.4
The assumptions upon which the Business Plan has been prepared have been carefully considered and are honestly believed to be reasonable, having regard to the information available and to the market conditions prevailing at the time of their preparation.

4.5	Each statement of opinion in the Business Plan is believed by each of the Warrantors to be fair and reasonable, accurately to represent the opinion held by him and not to be misleading.

4.6
So far as the Warrantors are aware, all matters within management control which could materially and adversely affect the achievement of the financial forecasts in the Business Plan (other than general economic factors) are referred to in the Business Plan and have been taken into account in the preparation of such forecasts.

5.	ACCOUNTS

5.1
The Holdco Accounts have been prepared in accordance with accounting principles, standards and practices which are generally accepted in the United Kingdom, comply with the requirements of the Act and give a true and fair view of the state of affairs of the Company at the Holdco Accounts Date and of the profits and losses for the period concerned.

5.2	The Holdco Accounts make proper provision or reserve for or, in the case of actual liabilities, properly disclose, note or take into account as at the Holdco Accounts Date:

(a)	all liabilities whether actual contingent or disputed;

(b)	all capital commitments whether actual or contingent;

(c)	all bad and doubtful debts; and

(d)	all Taxation.

5.3
The Subsidiary Accounts have been prepared in accordance with accounting principles, standards and practices which are generally accepted in Slovenia, as applicable, and on the same basis and in accordance with the same accounting policies as the corresponding accounts for the preceding financial year and give a true and fair view of the state of affairs of the Subsidiary at the Subsidiary Accounts Date and of the profits and losses for the period concerned.

5.4	The Subsidiary Accounts make proper provision or reserve for or, in the case of actual liabilities, properly disclose, note or take into account as at the Subsidiary Accounts Date:

(a)	all liabilities whether actual contingent or disputed;

(b)	all capital commitments whether actual or contingent;

(c)	all bad and doubtful debts; and

(d)	all Taxation.

5.5
The profits (or losses) shown in the Holdco Accounts and the Subsidiary Accounts have not to a material extent been affected (except as disclosed therein) by any extraordinary or exceptional event or circumstance or by any other factor rendering such profits unusually high or low.

6.	MANAGEMENT ACCOUNTS

The Management Accounts:

(a)	have been prepared in accordance with good accounting practice on a basis consistent with that upon which the management accounts of the Company for the preceding [three] months were prepared;

(b)	reasonably reflect the financial affairs of the Company at the date to which they have been prepared and its results for the period covered by the Management Accounts; and

(c)	are not inaccurate or misleading in any material respect.

7.	EVENTS SINCE THE ACCOUNTS DATE

7.1	Since the Holdco Accounts Date as regards the Company:

(a)	its business has been carried on in the ordinary course and so as to maintain the same as a going concern;

(b)	it has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset or assumed or acquired any material liability (including a contingent liability);

(c)
no dividend or other distribution (as defined by ss1000, 1064 and 455, 459, and 460 of the CTA 2010) has been declared, made or paid to its members nor has it repaid any loan capital or other debenture;

(d)
no change has been made (or agreed to be made) in the emoluments or other terms of employment of any of its employees who are in receipt of remuneration in excess of £20,000 per annum or of any of the directors of the Company nor has it paid any bonus or special remuneration to any such employee or any of its directors;

(e)	it has not borrowed monies (except in the ordinary course of the business carried on by it or from its bankers under agreed loan facilities);

(f)	there has not been any deterioration in the financial position or prospects of the Business (whether in consequence of normal trading or otherwise);

(g)
neither the trading nor the profitability of the Business shows, as regards turnover, the state of order book, expenses and profit margins, any material deterioration or downturn by comparison with the period ended on the Holdco Accounts Date;

(h)
no part of the Business has been affected to a material extent by the loss of any important customer, or of any source of supply or by the cancellation or loss of any order or contract or by any other abnormal factor or event nor so far as the Warrantors are aware are there any circumstances likely to lead thereto;

(i)	no employee has been dismissed or made redundant nor has the Company taken or omitted to take any action which would entitle any employee to claim that he has been constructively dismissed; and

(j)
there are no liabilities (including contingent liabilities) outstanding on the part of the Company other than those liabilities disclosed in the Holdco Accounts or incurred in the ordinary and proper course of business since the Holdco Accounts Date which are similarly disclosed in the Management Accounts or in the books and records of the Company.

7.2	Since the Subsidiary Accounts Date as regards the Subsidiary:

(a)	its business has been carried on in the ordinary course and so as to maintain the same as a going concern;

(b)	it has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset or assumed or acquired any material liability (including a contingent liability);

(c)	no dividend or other distribution has been declared, made or paid to its members nor has it repaid any loan capital or other debenture;

(d)
no change has been made (or agreed to be made) in the emoluments or other terms of employment of any of its employees who are in receipt of remuneration in excess of £20,000 per annum or of any of the directors of the Subsidiary nor has it paid any bonus or special remuneration to any such employee or any of its directors;

(e)	it has not borrowed monies (except in the ordinary course of the business carried on by it or from its bankers under agreed loan facilities);

(f)	there has not been any deterioration in the financial position or prospects of the Business (whether in consequence of normal trading or otherwise);

(g)
neither the trading nor the profitability of the Business shows, as regards turnover, the state of order book, expenses and profit margins, any material deterioration or downturn by comparison with the period ended on the Subsidiary Accounts Date;

(h)
no part of the Business has been affected to a material extent by the loss of any important customer, or of any source of supply or by the cancellation or loss of any order or contract or by any other abnormal factor or event nor so far as the Warrantors are aware are there any circumstances likely to lead thereto;

(i)	no employee has been dismissed or made redundant nor has the Subsidiary taken or omitted to take any action which would entitle any employee to claim that he has been constructively dismissed; and

(j)
there are no liabilities (including contingent liabilities) outstanding on the part of the Subsidiary other than those liabilities disclosed in the Subsidiary Accounts or incurred in the ordinary and proper course of business since the Subsidiary Accounts Date which are similarly disclosed in the Management Accounts or in the books and records of the Subsidiary.

8.	TAXATION

8.1
The Company has duly and punctually made all returns and given or delivered all notices, accounts and information which ought to have been made to and is not and has not been involved in any dispute with any Taxing Authority concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of it to Taxation and the Company is not aware of any matter which may lead to such dispute.

8.2
The Company has duly paid or fully provided for all Taxation [(including deferred tax)] for which it is liable and there are no circumstances in which interest or penalties in respect of Taxation not duly paid could be charged against it in respect of any period prior to First Completion.

8.3
All Taxation due in respect of payments made by the Company to any person, which ought to have been made under deduction or reduction of Taxation, has been properly deducted and accounted for to the appropriate Taxation Authority from all such payments made.

8.4
All documents to which the Company is a party or which form part of the Company's title to any asset owned or possessed by it or which the Company may need to enforce or produce in evidence in the courts of the United Kingdom have been duly stamped and (where appropriate) adjudicated.

8.5	No directors, officers or employees of the Company have received any securities, interests in securities or securities options as defined in Part 7 of ITEPA.

8.6
No directors, employees or officers of the Company have received any securities or interests in securities in a form which is or could be treated as a "readily convertible asset" as defined in s702 of ITEPA.

8.7
All directors, officers or employees of the Company who have received any securities or interests in securities falling within Chapter 2 of Part 7 of ITEPA have entered into elections jointly with the Company under s431(1) of ITEPA within the statutory time limit.

8.8	The Company is a close company as defined in s439 of the CTA 2010 and is not and has never been a close investment-holding company as defined in s34 of the CTA 2010.

8.9
No distribution within ss1064 of the CTA 2010 has been made by the Company and no loan or advance within ss455, 459 and 460 of the CTA 2010 has been made (and remains outstanding) or agreed to, by the Company, and the Company has not released or written off the whole or part of the debt in respect of any such loan or advance.

8.10
All acquisitions or disposals of assets by the Company and all supplies of services by and to the Company have occurred at arm's length between unconnected persons and for a consideration in cash at market value.

9.	LITIGATION

9.1
Neither the Company nor, so far as the Warrantors are aware, any person for whose acts and defaults it may be vicariously liable, is at present engaged whether as claimant, defendant or otherwise in any legal action, proceeding or arbitration which is either in progress or is threatened or, so far as the Warrantors are aware, is pending (other than as claimant in the collection of debts arising in the ordinary course of the business carried on by it none of which exceeds £1,000 and which do not exceed £5,000 in aggregate) or is being prosecuted for any criminal offence and no governmental, regulatory or official investigation or inquiry concerning the Company is threatened or in progress or so far as the Warrantors are aware pending.

9.2	There are no circumstances known to any of the Warrantors likely to lead to any such claim or legal action, proceeding or arbitration, prosecution, investigation or inquiry.

9.3
Neither the Company nor the Existing Shareholders nor, so far as the Warrantors are aware, any person acting for or on behalf of the Company is being prosecuted for an offence, nor are they or have they been the subject of any investigation, or inquiry by, or on behalf of, any governmental, administrative or regulatory authority, in respect of any offence or alleged offence, under the Bribery Act 2010 or under applicable anti-corruption laws or regulations of any other jurisdiction, and there are no circumstances known to any of the Warrantors likely to give rise to any such prosecution, investigation or inquiry.

10.	PROPERTIES

10.1
There are no outstanding liabilities (actual, anticipated or contingent) in relation to any property occupied by the Company (including, without limitation, outstanding rent reviews and future duties to reinstate alterations) or in relation to any property formerly owned or occupied by the Company.

10.2	Any properties occupied by the Company are fully insured and the Company has appropriate rights to ensure any damage by an insured risk is reinstated.

11.	INTELLECTUAL PROPERTY

11.1
The Company has taken all steps necessary to protect all Intellectual Property and know-how used by it and the Company has not itself granted any rights to third parties in relation to any of its Intellectual Property.

11.2
The operations of the Company and any products or services supplied by them do not use or infringe the rights of any person or infringe any right of privacy and the Warrantors are not aware of any claims or applications for registration which might be material for disclosure to the Investor as an applicant for shares in the Company.

11.3	All Intellectual Property, which is or is likely to be material to the business of the Company:

(a)	is (or in the case of applications will be) legally and beneficially vested exclusively in the Company or Subsidiary; or

(b)	is licensed to the Company by third parties by way of an agreement and/or licence which enable the Company to use the Intellectual Property as it requires in the ordinary course of its business.

11.4	No Intellectual Property in which the Company has any interest and which is, or is likely to be, material to the business of the Company is:

(a)	being (or has been) infringed, misappropriated or used without permission by any other person; or

(b)	subject to any licence, estoppel or authority or similar right in favour of any other person.

11.5	All Intellectual Property which is registered in the name of the Company, or in respect of which the Company has made application for registration, is:

(a)	legally and beneficially vested in the Company; and

(b)	valid and enforceable and not subject to any claims of opposition from any third party.

11.6
All renewal fees in respect of the Intellectual Property registered by the Company have been duly paid, and all other steps required for the maintenance and protection of such registered Intellectual Property have been taken, in any jurisdiction in which they are registered.

11.7
Nothing has been done or omitted to be done whereby any of the Intellectual Property owned or used by the Company have ceased or might cease to be valid and enforceable or whereby any person is or will be able to seek cancellation, rectification or any other modification of any registration of any such Intellectual Property.

11.8
So far as the Warrantors are aware, no other person has registered or applied to register in any country any invention, topography, copyright work, design, trade or service mark or name, trade secret or know-how or other Intellectual Property made, or claimed to be owned, by the Company.

11.9
All licences, agreements and arrangements entered into by the Company in respect of which the Company is a licensor, a licensee or otherwise a party have been entered into in the ordinary course of business, are in full force and effect and no notice has been given on either side to terminate any of them and no amendment made or accepted to their terms since they were first entered into; and the obligations of all parties under each of the same have been fully complied with and no disputes exist or are anticipated in respect of any of them.

11.10
So far as the Warrantors are aware, no domain names have been registered by any person which are similar to any trade marks, service marks, domain names or business or trading names used, created or owned by the Company.

11.11
The contents of any Company Website comply with all laws and regulations and codes of practice in any applicable jurisdiction and the Company Website is not linked by a hypertext link to any other website.

11.12	There are no third party claims that any domain name registered by the Company is in infringement of a third party's domain name or other Intellectual Property rights.

11.13	No Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that:

(a)	impose or could impose a requirement or condition that any Company Product or part thereof:

(i)	be disclosed or distributed in source code form;

(ii)	be licensed for the purpose of making modifications or derivative works; or

(iii)	be redistributable at no charge; or

(b)
otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Product or to enforce Intellectual Property.

11.14	The Company is the legal and beneficial owner free from Encumbrances of the Computer System and no other person has any claims or rights in respect of any element of the Computer System.

11.15	The Computer System:

(a)	is not wholly or partly dependent on any facilities which are not under the exclusive ownership or control of the Company;

(b)	has been and is being properly and regularly maintained and replaced and has the benefit of appropriate maintenance and support agreements;

(c)	has the capacity and is of a suitable technical specification necessary to fulfil the present and foreseeable requirements of the business of the Company; and

(d)
comprises all computer hardware, firmware, software (including source code and object code) manuals, supporting materials and accessories which are necessary to enable the Company to carry on business.

11.16
The Company has in place adequate back-up, disaster recovery and other systems and procedures to enable its business to continue without material adverse change in the event of a failure of the Computer System.

12.	ASSETS, DEBTS AND STOCK

12.1
None of the book debts included in the Accounts, the Management Accounts or which have subsequently arisen have been outstanding for more than two months from their due dates for payment and all such debts have realised or will realise in the normal course of collection their full value save as provided in the Accounts, the Management Accounts or in the books of the Company.

12.2	The Company has not granted any security over any part of its undertaking or assets.

12.3
All assets used by and all debts due to the Company or which have otherwise been represented as being its property or due to it or used or held for the purposes of its business are at the date of First Completion its absolute property and none is the subject of any Encumbrance (save in respect of liens arising in the normal course of trading) or the subject of any factoring arrangement, hire-purchase, retention of title, conditional sale or credit sale agreement.

12.4	Each asset needed for the proper conduct of the Business is in good repair and working order (fair wear and tear excepted).

13.	CONTRACTS WITH CONNECTED PERSONS

13.1
There are no loans made by the Company to any of its directors or shareholders and/or any person connected with any of them and no debts or liabilities owing by the Company to any of its directors or shareholders and/or any person connected with them as aforesaid.

13.2	There are no existing contracts or arrangements to which the Company is a party and in which any of its directors or shareholders and/or any person connected with any of them is interested.

13.3	There are no agreements between any of the Existing Shareholders and the Company other than this Agreement and the Service Agreements.

14.	EMPLOYMENT AND CONSULTANCY ARRANGEMENTS

14.1
There are no agreements or other arrangements (binding or otherwise) or outstanding or anticipated claims or disputes between the Company and any trade union or other body representing all or any of the employees of the Company.

14.2
The Company does not owe any amount to, nor does it have any outstanding obligations in respect of, any of its present or former directors, employees or shareholders other than remuneration accrued during the month in which this agreement has been entered into.

14.3	There is not in existence nor is it proposed to introduce any share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any employees or former employees.

14.4
No gratuitous payment has been made or promised in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment or of any contract for services of any present or former director, employee, worker or consultant of the Company.

14.5
No person has been or is employed by the Company who did not or does not have leave to enter or remain in the United Kingdom or otherwise in breach of s8 of the Asylum and Immigration Act 1996 or ss15 to 21 (inclusive) of the Immigration, Asylum and Nationality Act 2006 (as applicable).

14.6
There are no agreements or arrangements (whether legally enforceable or not) in relation to which the Company has incurred, will incur or could incur any liability or responsibility for or in relation to the provision of any pensions, allowances, lump sums gratuities or other like benefits on redundancy, retirement, withdrawal from service or on death or during periods of sickness or disablement or accident for or in respect of any director, or former director or employee or former employee of the Company or any person who has at any time agreed to provide services to the Company or any dependants of any such persons and no proposals or announcements have been made about the introduction, continuance, variation of, or payment of any contribution towards any such agreements or arrangements

14.7
Neither the Company nor any person who is an "associate" of or "connected" with it (as such terms apply in ss38 to 51 of the Pensions Act 2004) has, at any time since 19 December 1996, contributed towards, participated in or had employees who participated in, an occupational pension scheme to which s75 of the Pensions Act 1995 applies, has applied or can apply.

14.8
No current or former employee or director of the Company has at any time since 30 August 1993 had his contract of employment transferred during the present period of continuous employment as a result of a "relevant transfer" for the purposes of either the Transfer of Undertakings (Protection of Employment) Regulations 1981 (before those Regulations were revoked) or the Transfer of Undertakings (Protection of Employment) Regulations 2006 where he had previously been a member of an occupational pension scheme that provided benefits available other than on old age, invalidity or death.

15.	STATUTORY AND LEGAL REQUIREMENTS

15.1
All statutory, municipal, governmental, court and other requirements applicable to the carrying on of the business of the Company, the formation, continuance in existence, creation and issue of securities, management, property or operation of the Company have been complied with, and all permits, authorities, licences and consents have been obtained and all conditions applicable thereto complied with and so far as the Warrantors are aware there are no circumstances which might lead to the suspension, alteration or cancellation of any such permits, authorities, licences or consents, nor is there any agreement which materially restricts the fields within which the Company may carry on its business.

15.2	The Company has not committed and is not liable for any criminal, illegal, unlawful, ultra vires or unauthorised act or breach of covenant, contract or statutory duty.

15.3	None of the Existing Shareholders have:

(a)	been convicted of a criminal offence (except any road traffic offence not punished by a custodial sentence);

(b)	been disqualified from being a company director; or

(c)	given, or offered to give, a disqualification undertaking under s1A of the Company Directors Disqualification Act 1986.

15.4
No person, not being a director of the Company, has any actual or ostensible authority, whether under a power of attorney, agency agreement or otherwise, to commit the Company to any obligation other than an obligation of a nature which it is usual for it to incur in the ordinary course of its business.

15.5	In respect of any Personal Data processed by the Company, the Company:

(a)	has made all necessary registrations and notifications of its particulars in accordance with the Data Protection Legislation;

(b)
has complied with the Data Protection Legislation (including but not limited to the Data Protection Principles) and any guidance notes or guidelines issued from time to time by the Information Commissioner (and any successor) and all other relevant authorities;

(c)
has not received any enforcement notice, information notice, special information notice, monetary penalty notice or other notice, letter or complaint  alleging a breach by it of any of the provisions of the Data Protection Legislation or requesting information as to its data protection policies or practices and no circumstances exist which may give rise to any of the above;

(d)
has not awarded compensation to an individual under the Data Protection Legislation, no claim for such compensation is outstanding and so far as the Warrantors are aware there is no reason to believe that any circumstances exist which might lead to any claim for compensation being made;

(e)
is not the subject of any order made against it for the rectification, blocking, erasure or destruction of any data under the Data Protection Legislation, no application for such an order is outstanding and, so far as the Warrantors are aware there is no reason to believe that any circumstances exist which might lead to any application for such an order being made; and

(f)	has not received any warrant issued under the Data Protection Legislation authorising the Information Commissioner or other relevant authorities to enter any premises of the Company.

15.6	In respect of any Grant Funding provided to the Company:

(a)	the Company has complied in all respects with the terms and conditions on which any Grant Funding has been provided to the Company.

(b)	the entry into this Agreement and the fulfilment of the Business Plan will not:

(i)	breach any terms or conditions of any Grant Funding; and

(ii)	alter or abrogate any rights of the Company under any Grant Funding.

(c)	no Grant Funding will be terminated or be required to be repaid as a result of the entry into this Agreement or the fulfilment of the Business Plan.

16.	RECORDS AND REGISTERS

16.1
The records (including computer records), statutory books, registers, minute books and books of account of the Company are duly entered up and maintained in accordance with all legal requirements applicable thereto and contain true, full and accurate records of all matters required to be dealt with therein and all such books and all records and documents (including documents of title) which are its property are in its possession or under its control.

16.2
[The Warrantors are not aware of any outstanding matter required to be entered in any of the records, statutory books, registers[, minute books and books of account] of the Company which has not been so entered at the date of this Agreement.]

16.3
All accounts, documents and returns required to be delivered or made to the Registrar of Companies have been duly and correctly delivered or made. There has been no notice of any proceedings to rectify the register of members of the Company or the Company's PSC register and there are no circumstances which might lead to any application for rectification of the register of members or the PSC register.

16.4	The Company has not issued any warning notice [or restrictions notice] under Schedule 1B of the Act.

17.	INSURANCE

In respect of all insurance policies held by the Company:

(a)	all premiums have been duly paid to date;

(b)
all the policies are in full force and effect and are not voidable on account of any act, omission or non-disclosure on the part of the insured party nor could they be declared null and void or as a consequence of which any claim might be rejected; and

(c)	there are no current circumstances which would or might give rise to any claim and no insurance claim is outstanding.

18.	AGREEMENTS AND CAPITAL COMMITMENTS

18.1	The Company:

(a)	has no material capital commitments;

(b)
is not a party to any contract, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of an unusual, onerous or long-term nature or which involves or could involve a material obligation or liability;

(c)
has not become bound and no person has become entitled (or with the giving of notice and/or the issue of a certificate and/or the passage of time or otherwise may become entitled) to require it to repay any loan capital or other debenture, redeemable preference share capital, borrowed money or grant made to it by any governmental or other authority or person prior to the stipulated due date;

(d)	is not a party to any agreement which is or may become terminable as a result of the entry into or completion of this Agreement;

(e)	is not bound by any guarantee or contract of indemnity or suretyship under which any liability or contingent liability is outstanding;

(f)	has not entered into any agreement which requires or may require, or confers any right to require, the sale (whether for cash or otherwise) or the transfer by it of any asset;

(g)	is not a party to any joint venture, consortium, partnership, unincorporated association or profit sharing arrangement or agreement; or

(h)	is not in default of any agreement or arrangement to which it is a party.

18.2
The Company has not been and is not a party to any contract or arrangements binding upon it for the purchase or sale of property or the supply of goods or services at a price different to that reasonably obtainable on an arm's length basis.

18.3
The provision of 'white label' products and services by the Group has been ceased, other than pursuant to the supply of 'white label' products and services in accordance with the White Label Agreements.

18.4	In respect of each material contract of the Group:

(a)	no party to such contract is in material default or breach of such contract;

(b)	there is no ongoing dispute between the parties of such contract; and

(i)	no notice of termination has been received or served by the Group and the Warrantors are not aware of any circumstances which may lead to a notice of termination being received or served.

19.	BORROWINGS AND FACILITIES

The Company is not in breach of any of the terms of its bank overdraft facilities and borrowings and none of such facilities or terms of borrowing will be terminated as a result of the entry into of this Agreement.

20.	SOCIAL OBLIGATIONS

20.1	So far as the Warrantors are aware, the Company has during the three years ending on the date of this Agreement complied with all its Social Obligations and it continues to do so.

20.2
No person has in the last 12 months notified the Company of any alleged breach of its Social Obligations and there are no disputes between the Company and its employees or any trade union or other body representing all or any employees of the Company.

EXECUTION:

SIGNED as a deed by Igor Kregar,	)
Director, duly authorised for and on behalf	)
of LIMITLEX HOLDING LTD in the	)
presence of:

Witness's signature:	/s/ Urh Zavodnik

Witness's name (in capitals):	URH ZAVODNIK

Witness's address:	VIDE PREGARČEVE 29
LJUBLJANA
SLOVENIA

SIGNED as a deed by William Erbey,	)
Director, duly authorised for and on behalf	)
of SALT POND HOLDINGS, LLC in the	)
presence of:

Witness's signature:	/s/ Jacqueline S. Brown

Witness's name (in capitals):	JACQUELINE S. BROWN

Witness's address:	5001 TAMARIND REEF, STE28
CHRISTIANSTED, VI 00820